UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

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1. Name and Address of | 2. Date of Event       | 4. Issuer Name and Ticker or Trading Symbol                                     |
   Reporting Person*   |    Requiring Statement |                                                                                 |
                       |     (Month/Day/Year)   |        SGI INTERNATIONAL (SGII)                                                 |
   Edward D. Doherty   |   06/02/00             |---------------------------------------------------------------------------------|
   1200 Prospect St    |------------------------| 5. Relationship of Reporting   | 6. If Amendment,    | 7. Individual or         |
   Suite 325           | 3. I.R.S               |    Person to Issuer            |    Date of Original |    Joint/Group Filing    |
   La Jolla, CA  92037 |    Identification      |    (Check all applicable)      |    (Month/Day/Year) |  (Check applicable line) |
                       |    Number of Reporting |    x Director                  |                     |                          |
                       |    Person, if any      |   __ Officer (give title below)|                     |   x Form filed by One    |
                       |    Entity              |   __ 10% owner                 |                     |     Reporting Person     |
                       |    (Voluntary)         |   __ Other (specify below)     |                     |  __ Form Filed by More   |
                       |                        |                                |                     |     than One Reporting   |
                       |                        | Vice President LFC Operations  |                     |     Person               |
----------------------------------------------------------------------------------------------------------------------------------|
                                 Table I - Non-Derivative Securities Beneficially Owned                                            |
----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security (Instr. 4) | 2. Amount of Securities  | 3. Ownership Form: Direct (D)    | 4. Nature of Indirect Beneficial  |
                                |    Beneficially Owned    |    or Indirect (I) (Instr. 5)    |    Ownership (Instr. 5)           |
                                |    (Instr. 4)            |                                  |                                   |
                                |                          |                                  |                                   |
--------------------------------|--------------------------|----------------------------------|-----------------------------------|
N/A                             |                          |                                  |                                   |
--------------------------------|--------------------------|----------------------------------|-----------------------------------|
                                |                          |                                  |                                   |
--------------------------------|--------------------------|----------------------------------|-----------------------------------|
                                |                          |                                  |                                   |
--------------------------------|--------------------------|----------------------------------|-----------------------------------|
                                |                          |                                  |                                   |
--------------------------------|--------------------------|----------------------------------|-----------------------------------|
                                |                          |                                  |                                   |
--------------------------------|--------------------------|----------------------------------|-----------------------------------|

    Table II Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Deriva- | 2. Date Exercisable  | 3. Title and Amount of           | 4. Conversion or | 5. Ownership   | 6. Nature of  |
   tive Security    |    and Expiration    |    Securities Underlying         |    Exercise Price|    Form of     |    Indirect   |
   (Instr. 4)       |    Date (Month, Day, |    Derivative Security           |    of Derivative |    Derivative  |    Beneficial |
                    |    Year)             |    (Instr. 4)                    |    Security      |    Security:   |    Ownership  |
                    |                      |                                  |                  |    Direct(D) or|    (Instr. 5) |
                    |                      |                                  |                  |    Indirect (I)|               |
                    |                      |                                  |                  |    (Instr. 5)  |               |
                    |----------------------|----------------------------------|                  |                |               |
                    |   Date    |Expiration|      Title           | Amount or |                  |                |               |
                    |Exercisable|  Date    |                      | Number of |                  |                |               |
                    |           |          |                      | Shares    |                  |                |               |
                    |           |          |                      |           |                  |                |               |
--------------------|-----------|----------|----------------------|-----------|------------------|----------------|---------------|
N/A                 |           |          |                      |           |                  |                |               |
--------------------|-----------|----------|----------------------|-----------|------------------|----------------|---------------|
                    |           |          |                      |           |                  |                |               |
--------------------|-----------|----------|----------------------|-----------|------------------|----------------|---------------|
                    |           |          |                      |           |                  |                |               |
--------------------|-----------|----------|----------------------|-----------|------------------|----------------|---------------|
                    |           |          |                      |           |                  |                |               |
--------------------|-----------|----------|----------------------|-----------|------------------|----------------|---------------|
                    |           |          |                      |           |                  |                |               |
--------------------|-----------|----------|----------------------|-----------|------------------|----------------|---------------|

Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Edward D. Doherty                        06/02/00
------------------------------------         ----------------------
**Signature of Reporting Person              Date